UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Zogenix, Inc.

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Zogenix, Inc.

2019 Annual Meeting of Stockholders to be held on May 22, 2019

Supplemental Information Regarding Proposal 5: Approval of an Amendment and Restatement of the Zogenix, Inc. 2010 Equity Incentive Award Plan

Dear Fellow Stockholders:

At the 2019 Annual Meeting of Stockholders to be held on May 22, 2019, Zogenix, Inc.’s stockholders will vote to approve the amendment and restatement of the Zogenix, Inc. 2010 Equity Incentive Award Plan (the “Restated Plan”). Proposal 5 is described in detail beginning on page 22 of our 2019 proxy statement. This Supplemental Information is being provided to give you additional information regarding Proposal 5. Our Board of Directors has recommended that you vote FOR Proposal 5.

On May 17, 2019, in response to feedback from our stockholders, our Compensation Committee approved an amendment to the Restated Plan which eliminated the authority of the plan administrator to grant awards with reload provisions under the Restated Plan.

We urge you to consider the recent amendment to the Restated Plan in your decision to vote FOR Proposal 5.

We also welcome the opportunity to speak with you. Please contact Michael Smith, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, at (510) 646-9689 to discuss this amendment to the Restated Plan or any of the proposals to be voted on at the Annual Meeting of Stockholders.

Sincerely,

/s/ Cam Garner
Chair, Compensation Committee